This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact. This Power of Attorney shall supersede any and all existing Powers of Attorney with respect to the subject matter hereof. IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 24th day of June, 2024. Mddifew alter